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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 25, 2005, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of provisions of Statement of Financial Accounting Standards No. 142, relating to the financial statements and financial statement schedules of Weider Nutrition International, Inc., appearing in the Annual Report on Form 10-K of Weider Nutrition International, Inc. for the year ended May 31, 2005.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
October 11, 2005